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PRICING SUPPLEMENT NO. 46                                Rule 424(b)(3)
DATED:  December 5, 1995                              File No. 33-60065
(To Prospectus dated July 28, 1995
and Prospectus Supplement dated July 28, 1995)


                               $2,399,571,350
                      THE BEAR STEARNS COMPANIES INC.
                        MEDIUM-TERM NOTES, SERIES B
          WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE


 Principal Amount:            Floating Rate Notes Book Entry Notes
 $5,000,000                   [x]                 [x]

 Original Issue Date:         Fixed Rate Notes    Certificated Notes
 12/07/95                     [_]                 [_]

 Maturity Date: 12/08/97

 Option to Extend Maturity:   No  [x]
                              Yes [_]   Final Maturity Date:

                                      Optional           Optional
                    Redemption        Repayment          Repayment
 Redeemable On      Price(s)          Date(s)            Price(s)
 -------------      --------          -------            --------

 N/A                N/A               N/A                N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Applicable Only to Floating Rate Notes:
--------------------------------------

 Interest Rate Basis:                  Maximum Interest Rate: N/A

 [_]  Commercial Paper Rate            Minimum Interest Rate: N/A

 [_]  Federal Funds Rate               Interest Reset Date(s): **

 [_]  Treasury Rate                    Interest Reset Period: Monthly

 [*]  LIBOR                            Interest Payment Date(s): ***

 [_]  Prime Rate                       Interest Payment Period: Monthly

 [_]  CMT Rate

 Initial Interest Rate: 6.1375%

 Index Maturity:  One Month

 Spread (plus or minus):  +.2%

-------------------------
* For purposes of this Note, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to an Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits in U.S. dollars having the Index Maturity specified above, commencing on the second London Banking Day immediately following such Interest Determination Date, which appears on Telerate page 3750 (or such other page as may replace such Telerate page 3750 for the purpose of displaying London interbank rates of major banks), as of 11:00 A.M., London time, on such Interest Determination Date. If no such rate appears on Telerate page 3750 (or such other page), LIBOR for such Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.
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    (ii) With respect to an Interest Determination Date on which no offered rate appears on Telerate page 3750 (or such other page) as described in (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified above are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in the City of New York, selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the specified Index Maturity commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

**  01/08/96, 02/07/96, 03/07/96, 04/08/96, 05/07/96, 06/07/96, 07/08/96,
    08/07/96, 09/09/96, 10/07/96, 11/07/96, 12/09/96, 01/07/97, 02/07/97,
    03/07/97, 04/07/97, 05/07/97, 06/09/97, 07/07/97, 08/07/97, 09/08/97,
    10/07/97 and 11/07/97.

*** 01/08/96, 02/07/96, 03/07/96, 04/08/96, 05/07/96, 06/07/96, 07/08/96,
    08/07/96, 09/09/96, 10/07/96, 11/07/96, 12/09/96, 01/07/97, 02/07/97,
    03/07/97, 04/07/97, 05/07/97, 06/09/97, 07/07/97, 08/07/97, 09/08/97,
    10/07/97, 11/07/97 and 12/08/97.

The distribution of Notes will conform to the requirements set forth in the applicable sections of Schedule E to the By-laws of the National
Association of Securities Dealers, Inc.










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